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                                                                    EXHIBIT 10.9

                                                 [Cambridgeport Bank Letterhead]


                                   September 7, 1999


Ms. Sandra M. Uhlig
203 Willowbrook Drive
Wayland, MA 01778

Dear Sandy:

     I am very pleased to inform you that our Executive Committee has approved the following terms for your employment at Cambridgeport Bank.

     Your position title is Senior Vice President/Business Banking, reporting directly to me. Your salary will be $140,000 annually, payable on the tenth of each month.

     I am further confirming that if the bank elects to discontinue your employment at any time from your date of hire to a date three years from your date of hire, you will be entitled to a severance benefit of the greater of $140,000 or your base salary at the time of termination. If you should terminate on your own or be terminated for cause, your salary will be discontinued on the date of termination without any severance benefit. In addition, you will receive compensation of $20,000 minus applicable taxes, to be paid on your date of hire.

     Anne Marie Dyckman of our Human Resources department will contact you very shortly to introduce herself and set up a time to get together and answer any questions you may have.

     Sandy, I am delighted that we will have the opportunity to work together. The professionalism and skill set that you bring is a perfect fit with our plans and I know you will have a rewarding and exciting career at Cambridgeport Bank. As for me, I can't wait to get started!

                                    Sincerely,



                                    James B. Keegan
                                    President & CEO

JBK/nac